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                                                                       EXHIBIT 8

                               September 16, 1996

Board of Directors
Salem Trust Bank
2140 Country Club Road
Winston-Salem, North Carolina 27104

Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina 27701

Gentlemen:

     You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") regarding certain federal and North Carolina income tax consequences of the proposed merger of Salem Trust Bank ("Salem") with and into Central Carolina Bank & Trust Company ("CCB Bank"), the wholly owned commercial bank subsidiary of CCB Financial Corporation ("CCBF") (the "Merger"). Pursuant to the Merger, each outstanding share of Salem stock held by Salem shareholders will be converted into newly issued shares of CCBF common stock.

     You have submitted for our consideration certain representations as to the proposed transaction, a copy of the Amended Agreement of Combination, dated as of July 1, 1996 and amended as of September 6, 1996, and the related plan of merger (collectively, the "Merger Agreement"), and a copy of the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission on or about September 16, 1996. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the description of the steps submitted to us.

FACTS AND REPRESENTATIONS

     CCBF is a registered bank holding company organized under the laws of the State of North Carolina. CCBF's authorized capital stock consists of two classes, represented by 50,000,000 shares of common stock, $5.00 par value, ("CCBF Stock") of which 15,051,625 shares were issued and outstanding at June 30, 1996 and 5,000,000 shares of serial preferred stock, no par value, none of which was issued and outstanding at June 30, 1996. CCBF owns 100 percent of the sole class of outstanding stock of CCB Bank, a North Carolina corporation.

     Pursuant to a plan (the "Rights Plan") evidenced by a Rights Agreement dated as of February 26, 1990, one CCBF Right, as defined in the Rights Plan, was distributed during 1990 to CCBF's shareholders for each share of CCBF Stock. The Rights Plan also authorized the issuance of additional CCBF Rights for shares of CCBF Stock issued after the date of the initial rights distribution. The CCBF Rights expire on February 26, 2000, and may be redeemed by CCBF at a price of $.01 per CCBF Right at any time prior to an acquisition by a person or group of 15 percent or more of the outstanding CCBF Stock. The objective of the Rights Plan is to discourage an attempt by a third party to acquire control of CCBF without approval of the Board of Directors of CCBF. The Rights Agreement provides that the rights are not to interfere with any merger or business combination approved by the Board of Directors and shareholders.

     Salem is a North Carolina commercial bank. Salem's authorized capital stock consists of two classes, represented by 5,000,000 shares of common stock, $2.50 par value, ("Salem Stock") of which 1,841,232 shares were issued and outstanding at June 30, 1996 and 60,000 shares of preferred stock, $25.00 par value, none of which will be issued and outstanding immediately prior to the Merger.

     For valid corporate business purposes, pursuant to the Merger Agreement, Salem will be merged with and into CCB Bank pursuant to the corporation laws of North Carolina, with CCB Bank as the surviving entity. Upon consummation of the Merger, each share of Salem Stock (excluding any shares held by dissenting shareholders) will be converted into, and thereafter may be exchanged for, .41 of a share of CCBF Stock. Each share of CCBF Stock issued will include a CCBF Right. As used herein, the term CCBF Stock will refer to the common stock of CCBF, inclusive of the CCBF Right. In the event that total projected costs of curing environmental law violations, if any, on the premises of Salem's assets or properties securing Salem's assets and all related remediation required by applicable environmental laws and agencies ("Environmental Costs")

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Board of Directors
September 16, 1996
Page 2
exceeds $150,000, but is less than $500,000, then each share of Salem Stock shall be converted into and become a fraction of a share of CCBF Stock computed by multiplying $21.53 (.41 of the closing sales price of a share of CCBF Stock on May 8, 1996) by the number of shares of Salem Stock outstanding, subtracting from such product the amount of Environmental Costs in excess of $150,000 (but in no event subtracting more than $350,000), dividing such remainder by such number of shares of Salem Stock outstanding, and dividing such quotient by $52.50 (the closing sales price of a share of CCBF Stock on May 8, 1996). The Merger Agreement provides that either Salem or CCBF and CCB Bank may terminate the Merger Agreement if the amount of Environmental Costs exceeds $500,000.

     Under North Carolina law, shareholders of Salem will have dissenters' rights in connection with the Merger. Shareholders who properly exercise their dissenters' rights will be entitled to receive the fair value of their shares from Salem in accordance with Sections 55-13-01 through 55-13-31 of the North Carolina General Statutes. A record holder of Salem Stock may assert dissenters' rights as to fewer than all shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Salem in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

     No fractional shares of CCBF Stock will be issued in connection with the Merger. Instead, each Salem shareholder who otherwise would be entitled to receive a fraction of a share of CCBF Stock shall receive cash (without interest) in an amount equal to that fraction multiplied by the "Market Value" of one whole share of CCBF Stock at the Effective Time. Market Value shall be equal to the closing price of a share of CCBF Stock on the New York Stock Exchange on the last trading day preceding the effective time of the Merger (the "Effective Time"). No Salem shareholder will be entitled to any dividend or other distribution or any voting or other rights as a shareholder with respect to any fractional share of CCBF Stock.

     The Merger has been approved by the Boards of Directors of CCBF and Salem and is subject to the receipt of regulatory approval from appropriate parties, including the North Carolina Commissioner of Banks, the North Carolina State Banking Commission, and the Federal Deposit Insurance Corporation.

     In addition to the foregoing statement of facts, the following representations have been made by CCBF, CCB Bank and Salem to KPMG in connection with the Merger. KPMG has not independently verified the completeness and accuracy of any of the following representations. KPMG is relying on these representations in rendering the opinion contained herein.

          (a) The fair market value of the CCBF Stock received by each shareholder of Salem will be approximately equal to the fair market value of the Salem Stock surrendered in the Merger.

          (b) There is no plan or intention by the shareholders of Salem to sell, exchange or otherwise dispose of any of the CCBF Stock received in the Merger.

          (c) CCB Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Salem immediately prior to the Merger. For purposes of this representation, amounts used by Salem to pay its reorganization expenses, amounts paid by Salem to shareholders who exercise their statutory dissenters' rights, and all redemptions and distributions (except for regular, normal dividends) made by Salem immediately preceding, or as part of a plan that includes, the Merger will be included as assets of Salem held immediately prior to the Merger.

          (d) Prior to the Merger, CCBF will be in control of CCB Bank with the meaning of SECTION 368(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          (e) Following the Merger, CCB Bank will not issue additional shares of its stock that would result in CCBF losing control of CCB Bank within the meaning of SECTION 368(C).

          (f) Neither CCBF nor a CCBF affiliate has a plan or intention to reacquire any of the CCBF Stock issued in the Merger.

          (g) CCBF has no plan or intention to liquidate CCB Bank; to merge CCB Bank with and into another corporation; to sell or otherwise dispose of the stock of CCB Bank; or to cause CCB Bank to sell or otherwise dispose of any of the assets of Salem acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in SECTION 368(A)(2)(C).

          (h) The liabilities of Salem assumed by CCB Bank and the liabilities to which the transferred assets of Salem are subject were incurred by Salem in the ordinary course of its business.

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Board of Directors
September 16, 1996
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          (i) Following the Merger, CCB Bank will continue the historical business of Salem or use a significant portion of the historic business assets of Salem in a business.

          (j) CCBF, CCB Bank, Salem and the shareholders of Salem will pay their respective expenses, if any, incurred in connection with the Merger.

          (k) There is no intercorporate indebtedness existing between CCBF, CCB Bank or a CCBF affiliate and Salem that was issued, acquired, or will be settled at a discount.

          (l) No two parties to the transaction are investment companies as defined in SECTION 368(A)(2)(F) (III) AND (IV).

          (m) The fair market value of the assets of Salem transferred to CCB Bank will equal or exceed the sum of the liabilities assumed by CCB Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (n) Salem is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of SECTION 368(A)(3)(A) of the Code.

          (o) The payment of cash in lieu of fractional shares of CCBF Stock is not separately bargained for consideration, rather the purpose of the payment is merely to save the expense and inconvenience to CCBF of issuing and transferring fractional share interests. The total cash consideration that will be paid in lieu of fractional shares will be less than one percent of the total consideration paid in the Merger to Salem shareholders and no Salem shareholder who elects to exchange his or her Salem Stock for CCBF Stock will receive cash for more than one share of CCBF Stock.

          (p) None of the compensation received by any shareholder-employees of Salem will be separate consideration for, or allocable to, any of their shares of Salem Stock; none of the shares of CCBF Stock received by any shareholder-employees of Salem will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees of Salem will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (q) No stock of CCB Bank will be issued in the Merger.

          (r) The CCBF Rights cannot be traded separately and are not divisible from the CCBF Stock prior to the occurrence of certain triggering events specified in the Rights Plan. At the time the CCBF Stock is issued to the Salem shareholders in the Merger, the likelihood that the CCBF Rights would, at any time, be exercised will be both remote and uncertain.

OPINION

     Based solely on the above FACTS AND REPRESENTATIONS and subject to the SCOPE OF THE OPINION below, it is the opinion of KPMG that:

  FEDERAL INCOME TAX CONSEQUENCES:

      (1) Provided that the merger of Salem with and into CCB Bank, as contemplated by the Merger Agreement, qualifies as a statutory merger effected pursuant to the corporation laws of North Carolina, the Merger will constitute a reorganization within the meaning of SECTION 368(A)(1)(A) and SECTION 368(A)(2)(D).

      (2) Salem, CCB Bank and CCBF will each be a party to the reorganization within the meaning of SECTION 368(B).

      (3) No gain or loss will be recognized by Salem upon the transfer of its assets to CCB Bank in exchange for CCBF Stock and the assumption by CCB Bank of the liabilities of Salem in the Merger. SECTIONS 357(A) and 361(B).

      (4) No gain or loss will be recognized by CCB Bank or CCBF upon the acquisition by CCB Bank of the assets of Salem in exchange for CCBF Stock and the assumption by CCB Bank of the liabilities of Salem in the Merger. SECTION 1032; TREAS. REG. SECTION 1.1032-2.

      (5) The basis of the assets of Salem will be the same in the hands of CCB Bank as the basis of such assets in the hands of Salem immediately prior to the Merger. SECTION 362(B).

      (6) The holding period of the assets of Salem acquired by CCB Bank will, in each instance, include the period during which such assets were held by Salem. SECTION 1223(2).

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Board of Directors
September 16, 1996
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      (7) The basis of the stock of CCB Bank in the hands of CCBF will be adjusted as provided in TREAS. REG. SECTION 1.358-6(C)(1).

      (8) No gain or loss will be recognized by the shareholders of Salem upon the receipt of solely CCBF Stock (including any fractional share interests to which they may be entitled) in exchange for their shares of Salem Stock. SECTION 354(A)(1).

      (9) The basis of the CCBF Stock received by the shareholders of Salem (including any fractional share interests to which they may be entitled) will be the same as the basis of the Salem Stock surrendered in exchange therefor. SECTION 358(A)(1).

     (10) The holding period of the CCBF Stock received by the shareholders of Salem (including any fractional share interests to which they may be entitled) will include the shareholders' holding period of the Salem Stock surrendered in exchange therefor, provided that the Salem Stock is held as a capital asset in the hands of the shareholders of Salem on the date of the Merger. SECTION 1223(1).

     (11) The tax attributes of Salem enumerated in SECTION 381(C), including any earnings and profits or a deficit of earnings and profits, will be taken into account by CCB Bank following the Merger, subject to the conditions and limitations of SECTIONS 381, 382, 383 AND 384 and the TREASURY REGULATIONS thereunder.

     (12) The payment of cash in lieu of fractional share interests of CCBF Stock will be treated as if the fractional shares of CCBF Stock were distributed as part of the Merger to the Salem shareholders and then redeemed by CCBF. The cash payments will be treated as having been received as distributions in full payment for the stock redeemed as provided in SECTION 302(A). REV. RUL. 66-365, 1966-2 C.B. 116 AND REV. PROC. 77-41, 1977-2 C.B. 574.

     (13) Where a Salem shareholder elects to receive cash by exercising statutory dissenters' rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her Salem Stock subject to the provisions and limitations of SECTION 302.

  NORTH CAROLINA INCOME TAX CONSEQUENCES:

     (1) The State of North Carolina will, for North Carolina income tax purposes, treat the Merger in an identical manner as it is treated by the Internal Revenue Service for federal income tax purposes. N.C.G.S. 105-130.2, 105-130.3, 105-130.5, 105-134.1, 105-134.2, 105-134.5,
         105-134.6, 105-134.7 AND 105-228.23.

SCOPE OF THE OPINION

     The opinion contained herein is based upon the facts and representations set forth in this letter, as well as the information contained in the Merger Agreement. If any fact or representation is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion.

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Board of Directors
September 16, 1996
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     The opinion contained herein is rendered only with respect to the enumerated holdings set forth herein under the heading OPINION, and KPMG expresses no opinion with respect to any other legal, federal, state, or local tax aspect of the Merger.

     This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the Revenue Laws of North Carolina, General Statute 105, Article 4, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes, which can be retroactive in effect, could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to changes in law that occur subsequent to the issuance of this letter.

                                         Sincerely,

                                         KPMG PEAT MARWICK LLP

                                                      SHELDON M. FOX
                                                         PARTNER